Exhibit 10.1

Amendment No. 3 to
December 16, 1996 Employment Agreement

        AGREEMENT made this 17th day of May 2005 between CONMED Corporation and Eugene R. Corasanti as follows:

        WHEREAS, CONMED Corporation and Eugene R. Corasanti have agreed to amend two provisions of his Employment Agreement.

        NOW, THEREFORE, in consideration of One Dollar and all other good and valuable consideration the parties hereto do hereby agree that Section 4(b) of the Employment Agreement of Eugene R. Corasanti is hereby deleted in its entirety and replaced with the following:

Existing Arrangement. In addition to your base annual salary, the Company shall establish a deferred compensation account on your behalf, which shall be credited with the amount of $100,000 on December 31, 1997 and on each subsequent December 31 during the term of this Agreement through December 31, 2004. This account shall also be credited on December 31, 2001 and each December 31 thereafter with an amount equal to interest on the amount outstanding in the account on the day prior to such December 31 at the rate of 10% per annum. Commencing within 60 days after retirement or termination of employment, the Company shall pay you, for 120 months, an amount equal to the amount then outstanding in the deferred compensation account divided by the number of payments remaining to be made. The account shall be reduced by the amount of any payments and shall continue to be credited with interest annually on the amount outstanding in the account. You may elect to receive payments over a period of less than 120 months (including a lump sum), provided that your election is made prior to the beginning of the year before the year of your retirement or termination of employment. In the event of your death the Company shall make payments to your estate. Such payments to your estate shall be made in the same manner as specified above, except that such payments shall commence within one month of your death. You understand and agree, and the Company agrees, that the deferred compensation account is solely a bookkeeping account, does not represent a segregated amount of money for your benefit, and that you shall not have by virtue of this Agreement a security interest in the foregoing account or in any assets or funds of the Company.

Future Arrangement. In addition to your existing deferred compensation account above, the Company shall establish another deferred compensation account on your behalf, which shall be credited with the amount of $100,000, or any amount greater than $100,000 as the Compensation Committee and Board of Directors may determine, on December 31, 2005 and on each subsequent December 31 during the term of this Agreement. This account shall also be credited on December 31, 2006 and each December 31 thereafter with an amount equal to interest on the amount outstanding in the account on the day prior to such December 31 at a rate of 10% per annum. Commencing six months and one day after retirement or termination of employment (or any earlier date after such retirement or termination as may be permitted under Section 409A of the Internal Revenue Code), the Company shall pay you, for 120 months, an amount equal to the amount then outstanding in the deferred compensation account divided by the number of payments remaining to be made. The account shall be reduced by the amount of any payments and shall continue to be credited with interest annually on the amount outstanding in the account. In the event of your death the Company shall make payments to your estate. Such payments to your estate shall be made in the same manner as specified above, except that such payments shall commence within one month of your death. You understand and agree, and the Company agrees, that the deferred compensation account is solely a bookkeeping account, does not represent a segregated amount of money for your benefit, and that you shall not have by virtue of this Agreement a security interest in the foregoing account or in any assets or funds of the Company.

/s/ Eugene R. Corasanti Eugene R. Corasanti	CONMED CORPORATION By: /s/ Daniel S. Jonas

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